UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Salt Lake City, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Stock Option Grants

On October 29, 2013, the Compensation Committee of the Board of Directors granted to Scott Welch, EVP and Chief Operating Officer, an option to purchase 50,000 shares of inContact common stock at an exercise price of $7.80 per share. The award was made under our 2008 Equity Incentive Plan. These stock options granted vest in three equal annual installments commencing one year after the date of grant and expire five years from grant date.

Restricted Stock Awards

On October 29, 2013, the Compensation Committee of the Board of Directors approved an award of 10,000 shares of restricted stock at a grant date price of $7.80 per share to Scott Welch, EVP and Chief Operating Officer, under our 2008 Equity Incentive Plan.

The recipient of the restricted stock has voting and dividend rights. The shares of restricted stock are held by the Company in escrow until specified selling restrictions expire. The recipient cannot sell or transfer the shares of restricted stock (except by will or by the laws of descent and distribution) until the specified restriction periods expire. The restriction on transfer will expire for one-third of the restricted shares awarded on the next three anniversaries of the date of grant. If the recipient’s service with the Company terminates for any reason, any shares that remain subject to the selling restrictions because the applicable restriction period has not expired are automatically reconveyed to the Company for no cash or other consideration. In the event the recipient is entitled to receive a severance payment under the terms of the Change in Control Severance Compensation Policy adopted by the Company in August 2011, any period of restriction on transfer that has not lapsed will accelerate and lapse immediately prior to the termination of continuous service on the terms set forth in the Change in Control Severance Compensation Policy.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: November 4, 2013	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer